                     ARTICLES OF AMENDMENT
                               TO
         AMENDED AND RESTATED ARTICLES OF INCORPORATION
                               OF
                      MESABA HOLDINGS, INC.


      Mesaba Holdings, Inc., a corporation organized and existing under the laws of the State of Minnesota (herein referred to as the "corporation"), in accordance with the provisions of Minnesota Statutes,
Section 302A.139, hereby certifies as follows:

     1.   The name of the corporation is Mesaba Holdings, Inc.

     2.   Section 3.01 of Article III of the Amended and Restated
Articles of Incorporation of the corporation is hereby amended in its entirety to read as follows:


                      3.01   The  aggregate  number  of
          shares of Common Stock which this corporation shall have the authority to issue is twenty-five million (25,000,000) shares of Common
          Stock each with $.01 par value. Such shares shall be designated as this corporation's
          "Common Stock."


      3. The amendment of the Amended and Restated Articles of Incorporation of the corporation has been duly adopted by the Board of Directors and the shareholders pursuant to the Minnesota Business
Corporation Act, Minnesota Statutes, Chapter 302A.

      IN WITNESS WHEREOF, these Articles of Amendment of Mesaba Holdings, Inc. are hereby executed on behalf of the corporation this 8th day of September, 1997.


                                   MESABA HOLDINGS, INC.



                                   By /s/ Bryan K. Bedford
                                     ----------------------
                                      Bryan K. Bedford
                                      President and Chief Executive
                                      Officer